                            SCHEDULE 14A INFORMATION

    PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT
                            OF 1934 (AMENDMENT NO. )



Filed by the Registrant /X/


Filed by a Party other than the Registrant / /


Check the appropriate box:


/ / Preliminary Proxy Statement      / / Confidential, for Use of the Commission
                                     Only (as permitted by Rule 14a-6(e)(2))

/X/ Definitive Proxy Statement

/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              Newmont Gold Company

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement, if other
                              than the Registrant)

Payment of Filing Fee (Check the appropriate box):


/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

    (1)  Title of each class of securities to which transaction applies:
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    (2)  Aggregate number of securities to which transaction applies:
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    (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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    (4)  Proposed maximum aggregate value of transaction:
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    (5)  Total fee paid:
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/ /      Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:
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

--------------------------------------------------------------------------------

                              NEWMONT GOLD COMPANY

--------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Stockholders of NEWMONT GOLD COMPANY will be held at 9:30 a.m. on Thursday, May 2, 1996 in the John D. Hershner Room, 1700 Lincoln Street, Denver, Colorado to:

        1. Elect directors and

        2. Transact such other business that may properly come before the meeting.

     Stockholders are cordially invited to attend the meeting.

                                            By Order of the Board of Directors



                                               TIMOTHY J. SCHMITT
                                                   Secretary

1700 Lincoln Street
Denver, Colorado 80203
March 29, 1996

--------------------------------------------------------------------------------
        IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE MARK,
            SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT
                     PROMPTLY IN THE ACCOMPANYING ENVELOPE.
--------------------------------------------------------------------------------

                                PROXY STATEMENT

                              GENERAL INFORMATION

     STOCKHOLDERS ENTITLED TO VOTE. Holders of the common stock of the Company of record at the close of business on March 7, 1996 are entitled to vote at the Annual Meeting of Stockholders. As of March 7, 1996 there were 109,737,036 shares of common stock outstanding. Each share of common stock entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the Annual Meeting of Stockholders must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting.

     Votes at the Annual Meeting of Stockholders will be tabulated by two inspectors of election who shall be appointed by the Chairman of the meeting and who shall not be candidates for election to the Board of Directors. The inspectors of election will treat shares of common stock represented by a properly signed and returned proxy as present at the Annual Meeting of Stockholders for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

     Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting of Stockholders. All other matters to come before the Annual Meeting require the approval of a majority of the votes cast on such matters. Abstentions and broker "non-votes" as to particular matters are counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Abstentions have the same effect as votes against proposals presented to stockholders. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions to do so from the beneficial owner.

     PROXY SOLICITATION. The accompanying proxy is solicited by the Board of Directors of the Company. This Proxy Statement is being mailed to the stockholders on or about March 29, 1996 concurrently with the mailing of the Company's 1995 Annual Report. In addition to solicitation by mail, solicitation of proxies may be made by certain officers and regular employees of the Company by mail, telephone, telegraph or personal interview. All costs of the solicitation of proxies will be borne by the Company. The Company will also reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of the Company's common stock. A stockholder who executes a proxy may revoke it by delivering to the Secretary of the Company at any time before the proxies are voted, a written notice of the revocation bearing a later date than the proxy or attending the Annual Meeting of Stockholders and voting in person (although attendance at the Annual Meeting of Stockholders will not in and of itself constitute a revocation of a proxy). Written notice revoking a proxy should be sent to the attention of the Secretary of the Company at 1700 Lincoln Street, Denver, Colorado 80203. A stockholder may substitute another person in place of those persons presently named as proxies.

     A NOTE FOR ALL PARTICIPANTS IN THE COMPANY'S SALARIED RETIREMENT SAVINGS PLAN OR HOURLY RETIREMENT SAVINGS PLAN. If you are a participant in the Company's Salaried Retirement Savings Plan or Hourly Retirement Savings Plan (the "Savings Plans"), each administered by BZW Barclays Global Investors, as Trustee, shares of common stock of the Company which are held for you under the Savings Plans, as applicable, may be voted through the proxy card accompanying this mailing. The Trustee, as the stockholder of record of the common stock held in the Savings Plans, will vote the shares held for you in accordance with the directions you give on the enclosed proxy card, provided that you return the proxy card duly signed and dated to the Trustee at the address indicated on the enclosed envelope. If the proxy cards representing shares of common stock held under the Savings Plans are not returned to the Trustee duly signed and dated, the Trustee will vote such shares in accordance with the direction of the Company, as plan administrator under the Savings Plans.

     RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS. Arthur Andersen LLP has acted as auditors for the Company since 1967. The Board of Directors has selected Arthur Andersen LLP to continue in that capacity for the current year. In addition to audit services, Arthur Andersen LLP has regularly provided tax consulting services to the Company. Representatives of Arthur Andersen LLP will be present at the Annual Meeting of Stockholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

     STOCKHOLDER PROPOSALS. To be included in the Board of Directors' Proxy Statement for the 1997 Annual Meeting of Stockholders, stockholder proposals must be received by the Company on or before November 29, 1996. Proposals should be sent to the attention of the Secretary of the Company at 1700 Lincoln Street, Denver, Colorado 80203.

     PRINCIPAL STOCKHOLDER. As of March 7, 1996, the only beneficial owner of more than 5% of the outstanding shares of common stock of the Company was Newmont Mining Corporation ("NMC"), 1700 Lincoln Street, Denver, Colorado 80203, which owned 99,335,360 shares (90.5%) and as to which it had sole voting and investment power.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     NOMINEES. Each of the twelve persons named below is a nominee for election as a director at the Annual Meeting of Stockholders for the term of one year and until his successor is elected and qualifies. Unless authority is withheld, the proxies will be voted for the election of such nominees. Except for Mr. Higdon who was elected to the Board of Directors in September 1995, all of the nominees were elected to the Board of Directors at the last Annual Meeting of Stockholders and are all currently serving as directors of the Company. If any such nominee cannot be a candidate for election at the Annual Meeting of Stockholders, then the proxies will be voted either for a substitute nominee designated by the Board of Directors or for the election only of the remaining nominees. With the exception of Messrs. Quenon and Taranik, each of the ten other nominees named below is also a director of NMC.

     The following table contains a summary of the background and principal occupations of the nominees.

                                                                                      DIRECTOR
                                      NOMINEE                                          SINCE
----------------------------------------------------------------------------------------------
RUDOLPH I. J. AGNEW (61)............................................................    1989
  Former Chairman and Chief Executive Officer of Consolidated Gold Fields PLC, a
     natural resources company; Chairman, World Conservation Monitoring Centre, a charitable organization for environmental data gathering.
  Director of Newmont Mining Corporation, Bona Shipbuilding Ltd., LASMO PLC,
     International Tool & Supply PLC, Redland PLC, Standard Chartered PLC and Star
     Mining Corporation Ltd.
----------------------------------------------------------------------------------------------
J. P. BOLDUC (56)...................................................................     1994
  Chairman and Chief Executive Officer of JPB Enterprises, Inc., a diversified holding company with interests in the food, beverage, real estate, retail and manufacturing industries, since March 1995; Director and President of W.R.
     Grace & Co., a specialty chemical and health care company, since prior to 1991 to March 1995 and Chief Executive Officer thereof from January 1993 to March
     1995.
  Director of Newmont Mining Corporation, Brothers Gourmet Coffees, Inc., Marshall &
     Ilsley, Sundstrand Corporation and Unisys Corporation.
----------------------------------------------------------------------------------------------
RONALD C. CAMBRE (57)...............................................................    1993
  Chairman of the Company since January 1995, President thereof since June 1994,
     Chief Executive Officer thereof since November 1993 and Vice Chairman thereof from November 1993 to December 1994; formerly Vice President and Senior
     Technical Advisor to the Office of the Chairman of Freeport-McMoRan Inc., a
     natural resources company, from June 1988 to September 1993.
  Chairman, President and Chief Executive Officer and Director of Newmont Mining
     Corporation.
----------------------------------------------------------------------------------------------

                                                                                      DIRECTOR
                                      NOMINEE                                          SINCE
----------------------------------------------------------------------------------------------
JOSEPH P. FLANNERY (63).............................................................    1989
  Chairman, President and Chief Executive Officer of Uniroyal Holding, Inc. , a
     holding company, since December 1986.
  Director of Newmont Mining Corporation, APS Holding Corporation, Arvin Industries,
     Inc., Ingersoll-Rand Company, K-Mart Corporation and The Scotts Company.
----------------------------------------------------------------------------------------------
LEO I. HIGDON, JR. (49).............................................................    1995
  Dean and Charles C. Abbott Professor of the Darden Graduate School of Business
     Administration at the University of Virginia since October 1993; formerly Vice
     Chairman of Salomon Brothers Inc and Co-head of the global investment banking division of Salomon Brothers Inc since prior to 1991 to September 1993.
  Director of Newmont Mining Corporation, Africare, Crompton & Knowles Corporation,
     CPC International and a director and member of the Executive Committee of
     Georgetown University.
----------------------------------------------------------------------------------------------
THOMAS A. HOLMES (72)...............................................................    1989
  Retired Chairman and Chief Executive Officer of Ingersoll-Rand Company, a
     manufacturer of machinery.
  Director of Newmont Mining Corporation and W.R. Grace & Co.
----------------------------------------------------------------------------------------------
ROBIN A. PLUMBRIDGE (60)............................................................    1989
  Chairman of Gold Fields of South Africa Limited, a natural resources company,
     Chief Executive Officer thereof from December 1980 to September 1995.
  Director of Newmont Mining Corporation and Standard Bank Investment Corporation.
----------------------------------------------------------------------------------------------
ROBERT H. QUENON (67)...............................................................    1988
  Mining consultant since August 1991; Chairman of Peabody Holding Company, Inc., a
     coal producer, from August 1990 through August 1991; previously President and
     Chief Executive Officer thereof; previously Chairman of the Federal Reserve
     Bank of St. Louis from January 1993 through December 1995.
  Director of Laclede Steel Company and Union Electric Company.
----------------------------------------------------------------------------------------------
MOEEN A. QURESHI (65)...............................................................    1994
  Chairman and Managing Partner of Emerging Markets Partnership, a private investment management company, since June 1992; Prime Minister of Pakistan from
     July 1993 to October 1993; formerly Senior Vice President, Operations, World
     Bank.
  Director of Newmont Mining Corporation.
----------------------------------------------------------------------------------------------
MICHAEL K. REILLY (63)..............................................................    1994
  Chairman of Zeigler Coal Holding Company, a coal producer, since 1985, Chief
     Executive Officer thereof from 1983 to December 1994 and President thereof from
     1983 to 1991.
  Director of Newmont Mining Corporation.
----------------------------------------------------------------------------------------------
JAMES V. TARANIK (55)...............................................................    1986
  President of Desert Research Institute, University and Community College System of
     Nevada, an environmental research organization, since 1987; Professor of
     Geology and Geophysics at the University of Nevada, Reno since 1982 and currently Arthur Brant Professor of Geology and Geophysics there.
----------------------------------------------------------------------------------------------
WILLIAM I. M. TURNER, JR. (67)......................................................    1989
  Chairman and Chief Executive Officer of EXSULTATE INC., a holding company, since
     July 1990.
  Director of Newmont Mining Corporation and Schroders PLC.
----------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE FOREGOING NOMINEES AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

     NGC TRANSACTION. Effective January 1, 1994, the Company acquired all of NMC's operations in a transaction which included the transfer by NMC to the Company of all of NMC's assets, except for 85,850,101 shares of common stock of the Company and the assumption by the Company of substantially all the liabilities of NMC. In addition, the Company issued to NMC certain securities, including stock options exercisable for the Company common stock. NMC's only assets are the remaining shares of the Company common stock held by it, which as of March 7, 1996 represented 90.5% of the Company's outstanding common stock, and stock options of the Company.

     STOCK OWNERSHIP. As of March 7, 1996, all directors and executive officers of the Company as a group beneficially owned 28,151 shares of the Company's common stock, constituting in the aggregate less than 1% of the Company's outstanding common stock. The nature of beneficial ownership of all such shares is sole voting and investment power. As of March 7, 1996, all directors and executive officers of the Company as a group beneficially owned 574,168 shares of common stock of NMC constituting in the aggregate less than 1% of NMC's outstanding common stock. The nature of beneficial ownership of all such shares is sole voting and investment power. The following table sets forth the number of shares of common stock of the Company and the number of shares of common stock of NMC beneficially owned by the Company's directors and executive officers as of March 7, 1996.

                             NAME OF                                SHARES OF COMPANY          SHARES OF NMC
                         BENEFICIAL OWNER                           COMMON STOCK OWNED     COMMON STOCK OWNED(1)
------------------------------------------------------------------  ------------------     ---------------------
Rudolph I. J. Agnew...............................................         1,250                    2,496
J. P. Bolduc......................................................         1,250                      -0-
Ronald C. Cambre..................................................         7,570                  185,764(1)
Graham M. Clark, Jr...............................................         1,953                   56,287(1)
Joseph P. Flannery................................................         1,250                    2,745
Eric Hamer........................................................           -0-                   59,207(1)
Leo I. Higdon, Jr.................................................           625                      -0-
Thomas A. Holmes..................................................         1,250                    6,948
Lawrence T. Kurlander.............................................         1,685                   56,091(1)
Wayne W. Murdy....................................................         2,343                   92,733(1)
Robin A. Plumbridge...............................................         1,250                    2,496
Robert H. Quenon..................................................         1,550                      374
Moeen A. Qureshi..................................................         1,250                      -0-
Michael K. Reilly.................................................         1,250                    5,000
James V. Taranik..................................................         1,350                      124
William I. M. Turner, Jr..........................................         1,250                    8,000
All directors and executive officers as a group, including those
  named above (33 persons)........................................        28,151                  574,168(1)

---------------

(1) Includes 180,972 shares, 44,931 shares, 57,410 shares, 54,291 shares, 81,001 shares and 509,389 shares of NMC common stock which Messrs. Cambre, Clark, Hamer, Kurlander, Murdy and all directors and executive officers as a group, respectively, have the right to acquire on or within 60 days after March 7, 1996 by the exercise of options granted by NMC.

     DIRECTORS' FEES, COMMITTEES AND MEETINGS. Directors who are neither directors of NMC nor officers nor employees of the Company, NMC or any of the Company's subsidiaries are entitled to receive $25,000 per annum for serving as directors on the Company's Board of Directors. All directors are entitled to receive an attendance fee of $1,000 per meeting of the Board of Directors. Each director who is neither an officer nor an employee of the Company, NMC or any of the Company's subsidiaries is entitled to receive an attendance fee of $750 per meeting of a committee of which he is a member and $1,000 per meeting in the case of the chairman of the committee.

     In addition, pursuant to the Company's Directors' Stock Award Plan, directors who are not employees of the Company, NMC or any of the Company's subsidiaries receive 625 shares of common stock of the

Company annually on the date of their election or re-election at the Annual Meeting of Stockholders. If a person who is not an employee of the Company, NMC or any of the Company's subsidiaries becomes a director in any year, after the Annual Meeting of Stockholders held in such year, such person will receive 625 shares of common stock of the Company on the effective date of such person's election as a director of the Company. Shares awarded under the plan may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the director until the earliest of (i) the expiration of five years after the date of receipt of such shares by the director, (ii) the date the participating person ceases to be a director by reason of death or disability or (iii) the later of (a) the date the participating person ceases to be a director for any reason other than death or disability or (b) the expiration of six months after the date of receipt of such shares by the director.

     On retirement from the Board of Directors at any time after attaining age 65, a director who is not entitled to a pension under the Company's Pension Plan (i.e., a director who has not been an officer or employee of the Company, NMC or their subsidiaries) and who has served for at least ten consecutive years as a director of the Company or NMC is entitled to be paid an annual sum of $20,000 and an amount equal to the per annum fee paid to him in his capacity as a director during his final year of service on the Board of Directors, in each case, for life.

     During 1995, the Board of Directors held seven meetings and each incumbent director attended more than 86% in the aggregate of all meetings of the Board of Directors and committees of the Board of Directors on which he served for the period during which he was a member except for Mr. Higdon who attended 100% of the meetings of the Board of Directors for the period during which he was a director.

     The Board of Directors has, in addition to other standing committees, audit, compensation and nominating committees. Members of these three committees are not, and have not been, officers or employees of the Company, NMC or their subsidiaries. The members of these committees are:

         AUDIT                    COMPENSATION                  NOMINATING
------------------------    -------------------------    -------------------------
J. P. Bolduc                Joseph P. Flannery(1)        Rudolph I. J. Agnew
Robin A. Plumbridge         Thomas A. Holmes             J.P. Bolduc
Robert H. Quenon(1)         Robin A. Plumbridge          Joseph P. Flannery
Moeen A. Qureshi            William I. M. Turner, Jr.    Thomas A. Holmes(1)
Michael K. Reilly                                        William I. M. Turner, Jr.
James V. Taranik

---------------
(1) Chairman

     AUDIT COMMITTEE. The Audit Committee recommends independent public accountants to act as auditors for the Company for consideration by the Board of Directors, reviews the Company's financial statements, confers with the independent public accountants with respect to the scope and results of their audit of the Company's financial statements and their reports thereon, reviews the Company's accounting policies, tax matters and internal controls and oversees compliance by the Company with requirements of the Financial Accounting Standards Board and federal regulatory agencies. The Audit Committee also reviews non-audit services furnished to the Company by the independent public accountants, primarily consultation on tax matters. Access to the Audit Committee is given to the Company's Controller and Director of Internal Audit. During 1995, the Audit Committee held three meetings.

     COMPENSATION COMMITTEE. Each of the Company's Compensation Committee and the Compensation Committee of NMC is responsible to its respective Board of Directors and by extension to the stockholders of the Company or NMC, as the case may be, for approving and administering the policies which govern annual compensation and incentive programs for the Company's and NMC's executive officers and other key employees. During 1995, the Compensation Committee held four meetings.

     NOMINATING COMMITTEE. The Nominating Committee's function is to propose to the Board of Directors slates of directors to be elected at the Annual Meetings of Stockholders (and any directors to be elected by the Board of Directors to fill vacancies) and slates of officers to be elected by the Board of Directors. During 1995, the Nominating Committee held three meetings. The Nominating Committee will consider for nomination to become directors any persons recommended by stockholders. Recommendations may be submitted to the Nominating Committee in care of the Secretary of the Company at 1700 Lincoln Street, Denver, Colorado 80203.

            CONTRACTUAL ARRANGEMENT WITH NEWMONT MINING CORPORATION

     The Company's taxable income is included in the consolidated federal income tax return of NMC and its 80% or greater owned subsidiaries, filed by NMC as parent, and certain other state income tax returns filed by NMC on a combined, consolidated or unitary basis. Effective January 1, 1995, NMC and the Company entered into a new tax sharing agreement for the allocation of federal, state and foreign income taxes.

     Under the agreement, the Company has succeeded to all NMC federal, state and foreign income tax attributes existing as of December 31, 1993, and has assumed all NMC liabilities for federal, state and foreign income taxes, interest and penalties attributable to tax periods ending on or before December 31, 1993.

     For all tax periods beginning after December 31, 1993, the Company will determine its federal, state and foreign income tax liability on a separate return basis, which shall include the taxable income, loss, credits and other relevant tax items attributable to all members of the Newmont consolidated, combined or unitary group that are owned directly or indirectly by the Company.

     Consistent therewith, the Company will pay to NMC the greater of regular corporate income tax or the corporate alternative minimum tax, as applicable, computed on a separate return basis, including interest and penalties. The Company will tender payment to NMC no later than the time the Company would have been required to pay income tax to the Internal Revenue Service ("IRS") or the relevant state or foreign taxing authorities had the Company filed on a separate return basis.

     NMC, in turn, will pay to the Company amounts equal to the refunds the Company would have been entitled to receive had the Company filed separate company returns, including interest and rebate of penalties. NMC will tender payment to the Company no later than the time the Company would have been entitled to receive such tax refunds from the IRS or the relevant state or foreign taxing authorities had the Company filed on a separate return basis.

     The Company may deduct net operating losses from federal, state or foreign taxable income as determined on a separate return basis. Such loss will be given effect only to the extent that the losses reduced the actual tax liability of the consolidated, combined or unitary group, or resulted in an actual refund of tax to the group. NMC's obligation will not extend to any interest on such taxes.

     In the event that the Company fails to satisfy its obligations regarding payment of federal, state or foreign income taxes, interest and penalties under the agreement, NMC can seek payment of such obligations from any member of the Newmont consolidated or combined group that is owned directly or indirectly by the Company.

                             EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows the total compensation earned or paid to the Chief Executive Officer and to each of the Company's and NMC's four most highly compensated executive officers, other than the Chief Executive Officer, for services rendered in all capacities to the Company, NMC and the Company's subsidiaries in 1995, 1994 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                                                           ----------------------------
                                                  ANNUAL COMPENSATION      RESTRICTED      SECURITIES
                NAME/                            ---------------------       STOCK         UNDERLYING          ALL OTHER
          PRINCIPAL POSITION            YEAR      SALARY       BONUS         AWARDS       OPTIONS(#)(4)     COMPENSATION(5)
--------------------------------------  ----     --------     --------     ----------     -------------     ---------------
Ronald C. Cambre                        1995     $513,000(1)  $332,553      $167,447(3)          -0-            $ 9,000
  Chairman, President and               1994      514,000(1)   321,278       153,722             -0-              9,000
  Chief Executive Officer               1993       80,000(1)    75,000(2)        -0-         302,038                -0-
Wayne W. Murdy........................  1995      245,500      138,643        52,131(3)          -0-              9,000
  Senior Vice President...............  1994      223,000      108,491        47,386             -0-              9,000
  and Chief Financial Officer.........  1993      215,000      109,930        38,832             -0-              6,450
Graham M. Clark, Jr...................  1995      245,500      122,992        52,131(3)          -0-              9,000
  Senior Vice President...............  1994      223,000       95,113        34,004             -0-              9,000
  and General Counsel.................  1993      215,000      102,814        31,969             -0-              9,000
Lawrence T. Kurlander.................  1995      223,333      111,895        47,416(3)          -0-              9,000
  Senior Vice President,..............  1994      161,250(6)   132,020(6)     27,794         108,583              3,225
  Administration......................  1993          N/A          N/A           N/A             N/A                N/A
Eric Hamer............................  1995      175,641       51,048           -0-             -0-              9,000
  Vice President,.....................  1994      164,000       53,776           -0-             -0-              9,000
  North American Operations...........  1993      160,000       49,040           -0-             -0-              9,000

---------------

N/A -- Not applicable

(1) Became an executive officer on November 1, 1993. Salary in 1993 based on an annualized base salary of $450,000 for the period from November 1, 1993 through December 31, 1993. See "Executive Agreements" below. Such amounts also include director's fees of $13,000, $14,000 and $5,000 in 1995 and 1994 and 1993, respectively.

(2) The amount of Mr. Cambre's bonus was stipulated by the terms of his employment agreement. See "Executive Agreements" below.

(3) Value of restricted stock awarded under the Company's Annual Incentive Compensation Plan for 1995 at the election of the Company's Compensation Committee in lieu of cash. Dividends are payable on the shares awarded. These shares are subject to two year vesting and were issued in January 1996 in the following amounts:

                                                                                                    #
                                                                                                  ------
            Ronald C. Cambre....................................................................   3,090
            Wayne W. Murdy......................................................................     962
            Graham M. Clark, Jr.................................................................     962
            Lawrence T. Kurlander...............................................................     875

   The number of shares and value of restricted stock of the Company held by the named executive officers on December 31, 1995 was as follows:

                                                                                         #          $
                                                                                       ------    --------
            Ronald C. Cambre.........................................................   4,480     196,000
            Wayne W. Murdy...........................................................   1,381      60,418
            Graham M. Clark, Jr......................................................     991      43,356
            Lawrence T. Kurlander....................................................     810      35,437
            Eric Hamer...............................................................     -0-         -0-

(4) Represents special equity option grants for NMC stock made by NMC which in the case of Mr. Cambre vest over a period of four to five years, and, in the case of Mr. Kurlander vest over a period of one to three years.

(5) The amounts shown represent the Company's contributions and credits to its Retirement Savings Plan and nonqualified supplemental Savings Equalization Plan for the named executive officers.

(6) Mr. Kurlander became an executive officer on April 1, 1994. Salary in 1994 based on an annualized base salary of $215,000 for the period April 1, 1994 through December 31, 1994. The bonus amount shown consists of a "sign-on" bonus of $60,000 and a bonus under the Company's Annual Incentive Compensation Plan of $72,020 for the period April 1, 1994 through December 31, 1994.

     STOCK OPTIONS GRANTED BY NMC. In 1995 no grants of stock options or stock appreciation rights by NMC under NMC's stock option plans were made to the named executive officers.

     NMC OPTION EXERCISES AND HOLDINGS. The following table sets forth information with respect to the named executive officers concerning the exercise of NMC options in 1995 and unexercised NMC options held at the end of 1995.

                    AGGREGATED OPTION EXERCISES IN 1995 AND
                          1995 YEAR-END OPTION VALUES

                                                                        NUMBER OF SECURITIES
                                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                            SHARES                         OPTIONS AT 1995            IN-THE-MONEY OPTIONS
                                           ACQUIRED                         YEAR-END (#)                AT 1995 YEAR-END
                                              ON           VALUE     ---------------------------   ---------------------------
                 NAME                    EXERCISE (#)     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------------  ---------------   --------   -----------   -------------   -----------   -------------
Ronald C. Cambre......................          -0-       $    -0-     151,018        151,020       $ 414,719      $ 383,121
Wayne W. Murdy........................        8,862        126,229      66,023         59,909         293,682        246,978
Graham M. Clark, Jr...................       34,633        439,674      29,954         59,909          15,800        466,549
Lawrence T. Kurlander.................          -0-            -0-      34,634         64,589          75,708        151,422
Eric Hamer............................          -0-            -0-      58,970         35,945         479,280        279,929

     PENSION PLANS. The following table shows the estimated pension benefits payable to a covered participant at normal retirement age (62 years) under the Company's qualified defined benefit pension plan (the "Pension Plan"), as well as under its nonqualified supplemental pension plan that provides benefits that would otherwise be denied to participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company, NMC and their subsidiaries.

                               PENSION PLAN TABLE

                                                                                      YEARS OF SERVICE
                                                                  ---------------------------------------------------------
REMUNERATION                                                         15          20          25          30          35
------------                                                      ---------   ---------   ---------   ---------   ---------
 $  200,000.....................................................     52,500      70,000      87,500     105,000     122,500
    250,000.....................................................     65,625      87,500     109,375     131,250     153,125
    300,000.....................................................     78,750     105,000     131,250     157,500     183,750
    350,000.....................................................     91,875     122,500     153,125     183,750     214,375
    400,000.....................................................    105,000     140,000     175,000     210,000     245,000
    450,000.....................................................    118,125     157,500     196,875     236,250     275,625
    500,000.....................................................    131,250     175,000     218,750     262,500     306,250
    550,000.....................................................    144,375     192,500     240,625     288,750     336,875
    600,000.....................................................    157,500     210,000     262,500     315,000     367,500
    650,000.....................................................    170,625     227,500     284,375     341,250     398,125
    700,000.....................................................    183,750     245,000     306,250     367,500     428,750
    750,000.....................................................    196,875     262,500     328,125     393,750     459,375
    800,000.....................................................    210,000     280,000     350,000     420,000     490,000
    850,000.....................................................    223,125     297,500     371,875     446,250     520,625
    900,000.....................................................    236,250     315,000     393,750     472,500     551,250
    950,000.....................................................    249,375     332,500     415,625     498,750     581,875
  1,000,000.....................................................    262,500     350,000     437,500     525,000     612,500
  1,050,000.....................................................    275,625     367,500     459,375     551,250     643,125
  1,100,000.....................................................    288,750     385,000     481,250     577,500     673,750

     A participant's remuneration covered by the Pension Plan is his or her average base salary and bonus, including amounts paid in the form of restricted stock (as reported in the Summary Compensation Table) for the sixty consecutive months in which the highest level of compensation was paid to the participant during the last one hundred twenty months of the participant's career with the Company, NMC and their subsidiaries. The approximate term of service as of the end of 1995 for each named executive officer is: Mr. Cambre two years; Mr. Clark 13 years; Mr. Murdy three years; Mr. Kurlander two years; Mr. Hamer 21 years. Benefits shown are computed on a straight single life annuity basis beginning at age 62. Such amounts have not been reduced for Social Security benefits.

     OFFICERS' DEATH BENEFIT PLAN AND GROUP LIFE INSURANCE PROGRAM. The Company has an Officers' Death Benefit Plan for the benefit of the named executive officers and other executive officers of the Company, NMC and certain of their subsidiaries. The plan provides a death benefit of three times annual base salary for an executive officer who dies while an active employee and a death benefit of one times final annual base salary for an executive officer who dies after retiring at or after normal retirement age. For retirement prior to normal retirement age, the post-retirement death benefit is 30% to 100% of one times final annual base salary, depending on the number of years to normal retirement age. Mr. Clark is a participant in a prior plan and has a death benefit of the greater of $770,000 or three times annual base salary while an active employee and a post-retirement death benefit based on retirement at or after normal retirement age of the greater of $385,000 or one times final annual base salary. Under such prior plan, for retirement prior to normal retirement age, Mr. Clark's post-retirement death benefit is 30% to 100% of the greater of $385,000 or one times final annual base salary, depending on the number of years to normal retirement age. Coverage under the Officers' Death Benefit Plan is offset by group life insurance maintained for the benefit of all salaried employees of the Company, NMC and certain of their subsidiaries.

     EXECUTIVE AGREEMENTS. An agreement is currently in effect between the Company, NMC and Mr. Cambre which provides for an annual base salary of $500,000 beginning in 1994. The agreement provides that the Boards of Directors of the Company and NMC may, at their discretion, increase Mr. Cambre's base salary and that any such increased base salary made after January 1994 automatically becomes Mr. Cambre's minimum base salary thereafter. Mr. Cambre's employment agreement is effective until his 62nd birthday, unless terminated earlier as provided in the agreement. In the event Mr. Cambre's employment is terminated without "cause" (as defined below) and without any breach by Mr. Cambre of such agreement, he will be entitled to receive a lump sum payment equal to twice his annual base salary for each twelve-month period in the remaining term of his employment (which will not exceed two years).

     Mr. Murdy's letter of offer of employment from the Company provides that if his employment is terminated other than for "cause" (as defined below) before December 31, 1997, he will be entitled to receive 35 months of his then annual base salary plus certain other severance benefits; thereafter, he will be entitled to 24 months of salary plus benefits.

     Any benefits to which Messrs. Cambre and Murdy may be entitled from the Company's Severance Pay Plan (as described below) reduce the benefits due under these arrangements.

     Each of the named executive officers participates in the Company's Severance Pay Plan, amended and restated effective as of May 1, 1993 (the "Severance Pay Plan"). Participants in the Severance Pay Plan with at least one year of service (a) who have been continually employed by the Company, NMC or one of their subsidiaries or affiliates on and after August 1, 1991 or (b) whose employment with the Company, NMC or one of their subsidiaries or affiliates is involuntarily terminated (other than for "cause" as defined below or for poor job performance or conduct below reasonably expected standards) within 24 months after a change in control (as defined in the Severance Pay Plan) of NMC (other than those participants whose employment began on or after May 1, 1993) are entitled to receive a minimum of the greater of (i) four weeks of salary (as defined in the Severance Pay Plan), together with an additional two weeks of salary for each year of service; or (ii) from nine to 78 weeks of salary (depending on the salary grade of the participant), calculated based on the relevant participant's salary as of April 30, 1993. Each of the named executive officers who are otherwise eligible for severance pay under clause (ii) above would receive 78 weeks of salary. Participants whose employment began on or after May 1, 1993 whose employment is involuntarily terminated are entitled to receive only the amount determined as set forth in clause (i) in the previous sentence. Under the Severance Pay Plan, the maximum severance allowance benefit payable to a participant calculated as set forth above is 104 weeks of such participant's salary. In addition to the amount described above, each participant is also entitled to a lump sum payment equal to the Company's matching contribution that would have been made under the Company's Retirement Savings Plan calculated in accordance with the relevant provisions of the Severance Pay Plan and any accrued and unused vacation time. Participants under the Severance Pay Plan are also entitled to certain fringe benefits, such as coverage under the Company's medical and dental plans and life insurance plan, as set forth in the Severance Pay Plan.

     "Cause" as a basis for termination under these arrangements is generally limited to (i) misappropriation of funds or property of the Company, NMC or their subsidiaries, (ii) conviction of a felony, (iii) obtaining personal benefit from any transaction between the Company, NMC or their subsidiaries and a third party without the prior approval of such benefit by the Board of Directors of the Company and of NMC or (iv) obtaining a personal profit from the sale of the Company's, NMC's or their subsidiaries' trade secrets.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company is composed entirely of directors who are neither officers nor employees of the Company nor NMC. Each of the Compensation Committees of the Company and NMC is responsible to its respective Board of Directors and by extension to the stockholders of the Company or NMC, as the case may be, for approving and administering the policies which govern annual compensation and incentive programs for the Company's and NMC's executive officers and other key employees. The members of the Company's Compensation Committee are also directors of NMC and serve on the NMC Compensation Committee. The membership of the two Committees is identical. The Company and NMC operate as a single economic unit and all of the executive officers of the Company are also the executive officers and employees of NMC. The Company pays all compensation expenses of such employees. The following report reflects the compensation philosophy and decisions of both Committees.

     There are three elements to the Company's and NMC's executive compensation program -- base salaries, annual incentives and stock options.

     BASE SALARIES. The base salaries for executive officers of the Company and NMC, including Mr. Cambre and the other named executive officers, fall within salary ranges that reflect competitive base pay levels within the mining industry as a whole for the positions they hold. The Company and NMC subscribe to and participate in surveys of executive-level compensation. One of the surveys in which the Company and NMC participate is devoted exclusively to the gold mining industry and includes information about 15 companies based in North America. This survey not only includes the four companies that comprise the S&P Gold Index shown on the Company's Performance Graph below, but also includes a number of companies which the Committees believe are more appropriate for comparison with the Company and NMC for purposes of analyzing executive compensation. Based on a review of such survey information, the Committees believe that the base salaries of the Company's and NMC's executive officers are slightly below the median salaries for comparable positions in the gold mining industry. The Company and NMC participate in other surveys as well, which cover a wide range of industries and companies. Although many of the companies included in these broader surveys are not capable of meaningful comparison with the Company and NMC, the Company and NMC use such surveys to identify general trends in executive compensation.

     Base salary increases are made on the basis of changes in industry levels as well as evaluated individual contribution and the Company's and NMC's performance in the prior year. The 1995 base salary increases of the named executive officers, other than Mr. Cambre, were in line with increases in base salaries for comparable industry positions as reflected in the gold mining industry survey. Mr. Cambre's base salary for 1995 was determined pursuant to his employment agreement.

     ANNUAL INCENTIVES. Annual incentive awards are made pursuant to the Company's Annual Incentive Compensation Plan (the "Plan"). The named executive officers and other participants at specified salary levels are eligible to receive both a corporate performance bonus and a personal performance bonus. Corporate performance bonuses are paid in cash and are based upon the attainment of production and cost-of-production goals established annually by the Company's Board of Directors on the recommendation of its Compensation Committee. At year-end, actual cash costs of production are adjusted to consider the effect of actual production over or under targeted production. Such adjusted costs are then compared with targeted costs to determine a "corporate performance percentage." The Company must achieve a minimum percentage (designated by The Company's Board of Directors to be 85%) before any bonuses based on corporate performance can be made to participants in the Plan. Corporate performance bonuses are incrementally increased (or decreased) in accordance with incrementally higher (or lower) performance percentages (with the maximum percentage being 120%). In 1995, the Company achieved a corporate performance percentage of 98.21%. In addition, each year the Company's Board of Directors designates a minimum average price of gold per ounce when the corporate performance target is determined. No corporate or personal performance bonuses under the Plan may be paid for any year in which the Company does not realize such minimum average price of gold per ounce. In 1995 the Company met the minimum average price of gold per ounce.

     Personal performance bonuses are based upon an evaluation of a participant's personal contribution to the Company and NMC and are also typically paid in cash. However, 1995 personal performance bonuses to the named executive officers, except Mr. Hamer, were paid partly in cash and partly in the form of restricted shares of the Company's common stock, subject to two-year vesting provisions. The restricted stock component of the Plan is intended to align the interests and motivation of such recipients with the interests of the Company's and NMC's stockholders. It is believed that such ownership will positively influence long-term decision making since awards for current performance will be impacted by future stock prices. In 1995, personal performance awards to the named executive officers and other Plan participants were based on certain subjective factors such as the individual skills, experience and accomplishments of the relevant executive officer, as well as such executive officers' contributions to the positive economic results realized by the Company, together with its continued global expansion, during 1995. The Committees did not use any fixed weighting of such factors in determining personal performance bonuses.

     Participants in the Plan are assigned target awards as a percentage of their base salary. Target awards increase at higher management levels, to 105% of base salary in the case of Mr. Cambre. The weighting of corporate performance and personal performance factors varies by participant, and in the case of Mr. Cambre was approximately one-third corporate performance and two-thirds personal performance.

     In light of the Company's performance in 1995, the Committees determined that in general the sum of an individual's base salary and his or her target annual incentive award should approach the 75th percentile for comparable positions in the gold mining industry as set forth in the executive-level compensation surveys described above.

     The Chief Executive Officer's 1995 corporate performance bonus was based on the corporate performance percentage described above, while his 1995 personal performance bonus was based on his individual accomplishments as well as his contributions to the overall results of the Company and NMC. Mr. Cambre's total 1995 cash and restricted stock bonus of $500,000 was equal to 100% of his 1995 base salary. Mr. Cambre's corporate performance bonus of $152,768 (31% of such total award) was based on a corporate performance percentage of 98.21% as described above. His personal performance bonus of $347,232 (69% of such total award) was based on Mr. Cambre's personal performance evaluation. In making this decision, the Committees considered Mr. Cambre's vision and leadership which enabled the Company to achieve the following positive results and developments in 1995:

     - income before taxes exceeded target, notwithstanding start-up delays of a production facility at the Company's Carlin mine and at Zarafshan-Newmont in Uzbekistan;

     - earnings, excluding non-recurring items, increased 16% from 1994 on an only 11% increase in gold production during that same period, while cash costs per equity ounce for 1995 rose only 3.5%;

     - operations and gold production commenced at Zarafshan-Newmont in Uzbekistan;

     - successful gold production continued at Minera Yanacocha in Peru together with an ongoing stable relationship with the community;

     - the price of the Company's common stock, compared to that of its competitors, increased overall in 1995 reflecting the sustained confidence of the investment community in the Company and

     - numerous significant additions were made to the Company's strategic management team.

     STOCK OPTIONS. The third element of executive compensation, stock options, is long-term in nature. In 1992, NMC's Compensation Committee, which is also responsible for administering NMC's stock option plans, suspended its practice of making semi-annual stock option grants to Messrs. Clark and Hamer. Instead, the Committee awarded special equity option grants to these executives. In addition, Messrs. Cambre, Murdy and Kurlander were also awarded special equity option grants in November 1993, December 1992 and November 1994, respectively, when they joined, or shortly after they joined, the Company and NMC. This form of award was based upon recommendations contained in a study undertaken for NMC's Compensation Committee by an independent compensation consultant which had been asked to design an option program which would align the financial interests of its senior-most executives more closely with those of the stockholders of the Company and of NMC.

     The special equity option awards are stock options with special pricing features. With respect to half of these special grants the options are not exercisable unless NMC's common stock price equals or exceeds 125% of the exercise price on the day prior to exercise. With respect to the other half of the special grants, the exercise prices are set at successively higher levels above the value of NMC's common stock on the grant date. Individuals must own and place on deposit with NMC a number of shares equal to 2% of the shares covered by the options they were granted. The purpose of the deposited shares is to evidence a commitment to ownership and risk on the part of the executive in exchange for the leveraged opportunity to participate in the growth in share value represented by the options. The shares come off deposit when an option is exercised or expires. If the required number of shares are not placed on deposit, or if they are taken off deposit early, the option is proportionately reduced.

     POLICIES WITH RESPECT TO TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Under the Revenue Reconciliation Act of 1993, Section 162 of the Internal Revenue Code was amended to eliminate, with certain exceptions, the deduction for certain compensation in excess of $1 million to any named executive officer, including the Chief Executive Officer. The Committees believe that NMC's stock plans comply with the exceptions to this limitation. It is possible that payments made from time to time under the Company's Annual Incentive Compensation Plan could constitute non-deductible compensation expenses. Altering such Plan to assure full deductibility of compensation, however, could inhibit the Committees' ability to adjust performance criteria as they deem appropriate. Because the Committees do not currently anticipate any significant increase in tax liability to the Company or NMC as a result of the Section 162 amendments, the Committees have not altered their approach to setting incentive compensation in response to such amendments. Should the compensation levels of the Chief Executive Officer or any of the other named executive officers materially affect the Company's or NMC's tax position in the future, the Committees will consider establishing performance criteria that will allow the Company and NMC to avail themselves of all appropriate tax deductions.

     SUMMARY. The Committees believe that the combination of competitive base salaries, potentially significant performance-based annual incentives paid partially in restricted stock and a highly leveraged equity incentive represented by premium-priced options combined with an ownership commitment, represents a highly motivational and effective senior executive compensation program that works to attract and retain talented executives and strongly aligns the interests of senior management with those of the stockholders of the Company and of NMC in achieving above average long-term returns on investment.

     Submitted by the Compensation Committee of the Company's Board of
Directors:

            Joseph P. Flannery, Chairman       Robin A. Plumbridge
            Thomas A. Holmes                   William I. M. Turner, Jr.

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following graph assumes $100 investment on December 31, 1990 in the Company's common stock, the S&P 500 Index and the S&P Gold Index.

                     CUMULATIVE VALUE OF A $100 INVESTMENT
                       ASSUMING REINVESTMENT OF DIVIDENDS


                                   [GRAPH]


                             Newmont
   Measurement Period       Gold Com-     S&P 500     S&P Gold
  (Fiscal Year Covered)       pany         Index       Index*
          1990                100          100          100
          1991                 94          130           81
          1992                 76          140           76
          1993                111          155          139
          1994                 85          157          112
          1995                106          215          126

                            SECTION 16(A) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and holders of greater than 10% of the Company's common stock to file initial reports of their ownership of the Company's equity securities and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of the copies of such reports furnished to the Company and written representations from the Company's executive officers and directors that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements applicable to the Company's officers and directors were complied with in 1995, except Jack H. Morris, an executive officer of the Company, who reported one transaction late on a subsequently filed Form 5.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the Annual Meeting of Stockholders except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

                             NEWMONT GOLD COMPANY


                  PROXY SOLICITED BY BOARD OF DIRECTORS FOR
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 2, 1996

P        The undersigned hereby appoints GRAHAM M. CLARK, JR., WAYNE W. MURDY and TIMOTHY J. SCHMITT, and each or any of them as proxies, with full
R power of substitution and revocation, to represent the undersigned and to vote all shares of the common stock of Newmont Gold Company which the
O undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 9:30 a.m., local time, on Thursday, May 2, 1996
X in the John D. Hershner Room, 1700 Lincoln Street, Denver, Colorado, and any adjournments thereof, upon the matters listed on the reverse side
Y hereof. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

                      Election of Directors - Nominees:
                      R.I.J. Agnew, J.P. Bolduc, R.C. Cambre,
                      J.P. Flannery, L.I. Higdon, Jr., T.A. Holmes, R.A. Plumbridge, R.H. Quenon, M.A. Qureshi, M.K. Reilly, J.V. Taranik, W.I.M. Turner, Jr.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                 -----------
                                                                 SEE REVERSE
                                                                     SIDE
                                                                 -----------

    Please mark your
X   votes as in this
    example.

    This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors.

--------------------------------------------------------------------------------
  The Board of Directors recommends a vote FOR the nominees for election of directors set forth on the reverse of this proxy.
--------------------------------------------------------------------------------
                                      FOR             WITHHELD
Election of
Directors
(see reverse)
For all except nominees written in the space provided below.

------------------------------------------------------------

--------------------------------------------------------------------------------


                                     Please sign exactly as name appears hereon.
                                     Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                     Each signer hereby revokes all previously signed proxies to vote at the meeting or any adjournments thereof.

                                     -------------------------------------------

                                     -------------------------------------------
                                     SIGNATURE(S)                           DATE

                           - FOLD AND DETACH HERE -


                             NEWMONT GOLD COMPANY


                      PLEASE SIGN, DATE AND RETURN YOUR
                        PROXY IN THE ENCLOSED ENVELOPE